UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 9, 2014

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Commission File Number	I.R.S. Employer Identification No.

Windstream Holdings, Inc.	Delaware	001-32422	46-2847717
Windstream Corporation	Delaware	001-36093	20-0792300

4001 Rodney Parham Road
Little Rock, Arkansas		72212
(Address of principal executive offices)		(Zip Code)

	(501) 748-7000
(Registrants' telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    On September 9, 2014, Dennis E. Foster informed the boards of directors (the "Boards") of Windstream Holdings, Inc. (the "Company") and Windstream Corporation ("Windstream") of his desire to retire from the Boards and resign his director position. Mr. Foster is completing his final term of service on the Boards, as he is not eligible to stand for reelection after May 2015 pursuant to the Boards’ governance guidelines requiring mandatory retirement at age 75 for directors. Mr. Foster is resigning effective February 1, 2015.

(d)    On September 9, 2014, the Boards increased their size from nine members to eleven members and appointed William LaPerch and Michael Stoltz to fill the newly created vacancies effective immediately. The Boards appointed Mr. Stoltz to serve on the Audit Committee of the Board of the Company, and Mr. LaPerch to serve on the Compensation Committee of the Board of the Company.

Messrs. LaPerch and Stoltz will be compensated for their board service substantially in accordance with the director compensation policy previously approved by the Boards for non-employee directors, which is more fully described in the "Compensation of Directors" section of the Company’s definitive proxy statement for its 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 25, 2014. Messrs. LaPerch and Stoltz will also enter into the Company’s form of indemnification agreement for directors and executive officers.

There are no arrangements or understandings between Mr. LaPerch or Mr. Stoltz and any other person pursuant to which they were selected to serve on the Boards, and neither is party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WINDSTREAM HOLDINGS, INC.		WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher	By:	/s/ John P. Fletcher
Name:	John P. Fletcher	Name:	John P. Fletcher
Title:	Executive Vice President, Secretary & General Counsel	Title:	Executive Vice President, Secretary & General Counsel

September 12, 2014